[Richmont letterhead]

Rouyn-Noranada, October 22, 2008

Mr. Kye Abraham

President

LKA International Inc.

3724 47th St. Ct. N.W.

Gig Harbor, WA 98335

USA

Subject:

Notice of Termination

Mr. Abraham:

Please be advised that Richmont Mines Inc., according section 3.12 of the “Amended and Restated Letter Agreement” (“Letter Agreement”), has decided to relinquish all his rights about the Golden Wonder project and has no intention to proceed with the Second Commitment Period.  Richmont Mines considers that notice is given during the Initial Commitment Period, such period shall be terminated on October 31, 2008 (which date becomes the “Date of Termination”).

In addition, according section 3.4 of the Letter Agreement, Richmont Mines has expend more that US$3,000,000 during the Initial Commitment Period and has provided all accounting and other data for LKA to confirm all Option Expenditures.  Instead LKA's opposition in five business days after receiving this notice, we consider that Richmont Mines has met all its obligations according the Letter Agreement in satisfaction of LKA and no amounts are due to LKA.

Be also advised that Richmont Mines will provide LKA as soon as possible all the information, data, files and other documents Richmont Mines could detain on the Golden Wonder Mine, including a final exploration report no later than 30 days after Richmont Mines receives Final Lab results.

We thank you for this opportunity and wish you best of luck in your future endeavours.

RICHMONT MINES INC., October 22, 2008

/s/Martin Rivard

Martin Rivard

President & CEO